Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made and entered into by and between ProPetro Holding Corp., a Delaware corporation (the “Company”), and Newton W. Wilson III (“Employee”) effective as of September 25, 2019 (the “Effective Date”).
1.Employment. During the Employment Period (as defined in Section 4), the Company or another member of the Company Group (as defined in Section 2) shall employ Employee, and beginning on September 30, 2019, Employee shall serve as the General Counsel and Corporate Secretary of the Company and in such other position or positions as may be assigned from time to time by the Board of Directors of the Company (the “Board”).
2.    Duties and Responsibilities of Employee.
(a)    During the Employment Period, Employee shall devote Employee’s best efforts and full business time and attention to the businesses of the Company and its direct and indirect subsidiaries as may exist from time to time (collectively, the “Company Group”). Employee’s duties and responsibilities shall include those normally incidental to the position(s) identified in Section 1, as well as such additional duties as may be assigned to Employee by the Board or the Company’s Principal Executive Officer from time to time, which duties and responsibilities may include providing services to other members of the Company Group in addition to the Company. Employee may, without violating this Section 2(a), (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Employee in the operation of the entities in which such securities are owned; (i) engage in charitable and civic activities; and (i) with the prior written consent of the Board, engage in other personal and passive investment activities, in each case, so long as such ownership, interests, or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to any member of the Company Group or competitive with the business of any member of the Company Group and are otherwise in compliance with applicable law and all policies and codes of conduct established by any member of the Company Group and applicable to Employee.
(b)    Employee hereby represents and warrants that Employee is not the subject of, or a party to, any non-competition, non-solicitation, restrictive covenant, or non-disclosure agreement, or any other agreement, obligation, restriction, or understanding that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder. Employee expressly acknowledges and agrees that Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and Employee promises that Employee shall not do so. Employee shall not introduce documents or other materials containing confidential information of any prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.
(c)    Employee owes each member of the Company Group fiduciary duties (including (i) duties of loyalty and disclosure, including the duty of loyalty as an attorney for each member of the Company Group, as required under Texas law, and (i) such fiduciary duties that an officer of the Company has under Delaware law), and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory and common law.
3.    Compensation.
(a)    Base Salary. During the Employment Period, Employee shall be paid an annualized base salary of $400,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with customary payroll practices for Company officers (“Officers”), but no less frequently than monthly. Notwithstanding the foregoing, the Base Salary may be reduced as part of a general reduction in base salaries that affects all Officers in substantially the same proportions.
(b)    Annual Bonus. Beginning in 2020, Employee shall be eligible to earn an annual cash bonus with a target value of 75% of Employee’s Base Salary for each complete calendar year that Employee is employed by any member of the Company Group hereunder (the “Annual Bonus”). Notwithstanding the foregoing, Employee shall be eligible to receive a pro rata bonus for the portion of the 2019 calendar year that Employee is employed by any member of the Company Group hereunder (the “2019 Bonus”). The amount of the Annual Bonus (and the 2019 Bonus) actually paid to Employee for any given calendar year remains subject to the terms and conditions of the ProPetro Holding Corp. Senior Executive Incentive Bonus Plan, as in effect from time to time, and the attainment of the applicable performance targets established by the Board (or a committee thereof) annually, in its sole discretion. Each Annual Bonus (and the 2019 Bonus), if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) certifies whether the applicable performance targets for the applicable year have been achieved, but in no event later than March 15 following the end of the year for which the bonus was earned (the “Bonus Year”). Notwithstanding anything in this Section 3(b) to the contrary, no Annual Bonus (or the 2019 Bonus), if any, nor any portion thereof, shall be payable for any Bonus Year unless Employee remains continuously employed by any member of the Company Group from the Effective Date through December 31 of the applicable Bonus Year.
(c)    Retention Bonuses. Employee shall be paid a cash retention bonus equal to $25,000 on each of the first and second anniversaries of the Effective Date, provided that Employee remains continuously employed by any member of the Company Group through the applicable anniversary date.
(d)    Benefits. During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other Officers or similarly situated executives of the Company are eligible to participate (including, for the avoidance of doubt, the Company’s vehicle allowance program), subject to the terms and conditions of the applicable plans and programs in effect from time to time. No member of the Company Group shall, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are applicable to the Officers and similarly situated executives of the Company generally.
(e)    Vacation. Employee will be eligible to receive four (4) weeks of paid vacation for each full calendar year that Employee is employed by any member of the Company Group. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Employee and in accordance with any applicable Company policy, as in effect from time to time.
4.    Term of Employment. The initial term of Employee’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Term”). On the second anniversary of the Effective Date and on each subsequent anniversary thereafter, the term of Employee’s employment under this Agreement shall automatically renew and extend for a period of twelve (12) months (each such twelve (12)-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than thirty (30) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 6. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”
5.    Business Expenses. Subject to Section 22, the Company shall reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties under this Agreement so long as Employee timely submits all documentation for such expenses, as required by Company policy in effect from time to time. Any such reimbursement of expenses shall be made upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). In no event shall any reimbursement be made to Employee for any expenses incurred after the date of Employee’s termination of employment with all of the members of the Company Group.

6.    Termination of Employment.
(a)    Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean:
(i)    Employee’s material breach of this Agreement or any other written agreement between Employee and any member of the Company Group, including Employee’s material breach of any representation, warranty, or covenant made under any such agreement;
(ii)    Employee’s material breach of any policy or code of conduct established by any member of the Company Group and applicable to Employee;
(iii)    Employee’s violation of any law applicable to the workplace (including any law regarding anti-harassment, anti-discrimination, or anti-retaliation);
(iv)    Employee’s gross negligence, material misconduct reflecting negatively on the Company, breach of fiduciary duty, fraud, theft, or embezzlement;
(v)    the conviction by a court of competent jurisdiction of Employee for, or plea of nolo contendere by Employee to, any felony (or state law equivalent) or any crime involving moral turpitude;
(vi)    Employee’s material failure or refusal, other than due to Disability, to perform Employee’s obligations pursuant to this Agreement or to follow any lawful directive from the Board or the Company’s Principal Executive Officer, as determined by the Board;
(vii)    Employee’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Employee’s duties and responsibilities hereunder;
(viii)    failure of Employee, in connection with his work on behalf of the Company Group, to exercise that degree of care, skill, and diligence as lawyers of ordinary skill and knowledge commonly possess and exercise, or the failure of Employee to act with undivided loyalty on behalf of the Company Group; or
(ix)    Employee’s failure to maintain a license to practice law in the State of Texas or failure to maintain good standing with the State Bar of Texas.
For items (i), (ii), (iii), (vi), (viii), and (ix) above, such item will not be considered a breach unless the Company provides Employee written notice of the existence of such condition(s) within thirty

(30) days after the initial occurrence of such condition(s) and the condition(s) specified in such notice are not corrected for fifteen (15) days following Employee’s receipt of such written notice; provided, however, that Employee shall not be provided with an opportunity to correct such condition(s) if the Board determines, in its sole and absolute discretion, that such condition(s) cannot be corrected.
(b)    Company’s Right to Terminate without Cause. The Company shall have the right to terminate Employee’s employment hereunder without Cause at any time and for any reason, or no reason at all, upon thirty (30) days’ advance written notice to Employee or continued payment of Employee’s Base Salary in lieu of such notice. For the avoidance of doubt, the Company’s non-renewal of the then-existing Initial Term or Renewal Term, as applicable, shall not constitute a termination without Cause by the Company.
(c)    Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment hereunder at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
(i)    a material diminution in Employee’s Base Salary or authority, duties, and responsibilities with the Company or its Subsidiaries, including his removal as an Officer; provided, however, that if Employee is serving as an officer or a member of the board of directors (or similar governing body) of any member of the Company Group or any other entity in which a member of the Company Group holds an equity interest, in no event shall the removal of Employee as an officer or a board member of a member of the Company Group other than the Company, regardless of the reason for such removal, constitute Good Reason; provided, further, that a reduction in Employee’s Base Salary in connection with a general reduction in base salaries that affects all Officers and similarly situated executives of the Company in substantially the same proportions will not constitute Good Reason; provided, further, that a temporary reduction in Employee’s authority, duties, and responsibilities in connection with any internal investigation by the Company, including an investigation into whether circumstances constituting Cause exist, shall not constitute Good Reason;
(ii)    a material breach by the Company of any of its obligations under this Agreement; or
(iii)    the relocation of the geographic location of Employee’s principal place of employment by more than fifty (50) miles from the location of Employee’s principal place of employment as of the Effective Date.
Notwithstanding the foregoing provisions of this Section 6(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 6(c)(i), (ii) or (iii) giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within thirty (30) days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for fifteen (15) days following the Board’s receipt of such written notice; and (D) the date of Employee’s termination of employment must occur within seventy-five (75) days after the initial occurrence of the condition(s) specified in such notice.
(d)    Death or Disability. Upon the death or Disability of Employee, Employee’s employment with all members of the Company Group shall automatically (and without any further action by any person or entity) terminate with no further obligation under this Agreement of either party hereunder. For purposes of this Agreement, a “Disability” shall exist if the Board determines that Employee is unable to perform the essential functions of Employee’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of one hundred twenty (120) consecutive days or one hundred eighty (180) days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve (12)-month period.
(e)    Employee’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment hereunder for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 6(b)).
(f)    Effect of Termination.
(i)    If Employee’s employment hereunder is terminated prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable, by the Company without Cause pursuant to Section 6(b), or if this Agreement is terminated by Employee for Good Reason pursuant to Section 6(c), then so long as (and only if) Employee: (A) executes on or before the Release Expiration Date (as defined in Section 6(f)(iii)), and does not revoke within any time provided by the Company to do so, a release of all claims in a form acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents, and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to severance payments Employee may have under this Section 6 and further excluding any right Employee had for indemnification as an employee or officer of the Company; and (A) abides by the terms of each of Sections 8, 9 and 10, then the Company shall make severance payments to Employee in a total amount equal to the sum of equal to one (1) times (or, if such termination occurs within twelve (12) months following a Change in Control (as defined below in this Section 6(f)(i)), one and one-half (1.5) times) the sum of Employee’s (i) target Annual Bonus and (i) Base Salary, in each case, for the year in which such termination occurs (such total severance amount being referred to as the “Severance Amount”). Subject to the provisions of Section 22, the Severance Amount shall be paid in equal installments over the twelve (12)-month period (the “Severance Period”) following the date on which Employee’s employment terminates (the “Termination Date”), at the same time and in the same manner as the Annual Base Salary would have been paid had the Employee remained in active employment during the Severance Period, in accordance with the Company’s normal payroll practices in effect on the Date of Termination; provided that any installment that would otherwise have been paid prior to the first normal payroll payment date occurring on or after the sixtieth (60th) day following the Date of Termination (such payroll date, the “First Payment Date”) shall instead be paid on the First Payment Date. Notwithstanding anything to the contrary in this Section 6(f)(i), to the extent, if any, that the aggregate value of the Severance Amount that would otherwise be paid pursuant to this Section 6(f)(i) after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Employee in a lump-sum on the Applicable March 15 (or the first Business Day (as defined below in this Section 6(f)(i)) preceding the Applicable March 15 if the Applicable March 15 is not a Business Day) and the installments of the Severance Amount payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess). “Change in Control” shall mean any event that constitutes both a “Change in Control” within the meaning of the ProPetro Holding Corp. 2017 Incentive Award Plan (the “Plan”) and a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5). “Business Day” shall mean any day except a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to be closed.
(ii)    For the avoidance of doubt, the Severance Amount (and any portion thereof) shall not be payable if Employee’s employment hereunder terminates upon (i) the expiration of the then existing Initial Term or Renewal Term, as applicable, as a result of a non-renewal of the term of Employee’s employment under this Agreement by the Company or Employee pursuant to Section 4, (i) the Company’s termination of Employee’s employment for Cause, as described in Section 6(a), (i) Employee’s termination of employment for convenience (i.e., without Good Reason), as described in Section 6(e), or (i) termination of Employee’s employment by reason of death or Disability. Notwithstanding the above, if Employee’s employment terminates due to the non-renewal of this Agreement by the Company, so long as (and only if) Employee: (A) executes on or before the Release Expiration Date, and does not revoke within any time provided by the Company to do so, a Release (as described in Section 6(f)(i)) and (B) abides by the terms of each of Sections 8, 9 and 10, then the Company shall pay Employee a pro rata portion of the target value of his Annual Bonus for the year of his termination of employment, which amount shall be paid on the First Payment Date.
(iii)    If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the Severance Amount. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.
(g)    After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Employee is eligible to receive the Severance Amount pursuant to Section 6(f) but, after such determination, the Company subsequently acquires evidence or determines that: (i) Employee has failed to abide by the terms of Sections 8, 9 or 10; or (ii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment pursuant to Section 6(a), then the Company shall have the right to cease the payment of any future installments of the Severance Amount and Employee shall promptly return to the Company all installments of the Severance Amount received by Employee prior to the date that the Company determines that the conditions of this Section 6(g) have been satisfied.

7.    Disclosures.
(a)    Conflicts of Interest.
(i)    Employee hereby represents and warrants that as of the Effective Date there exist (A) no actual or potential Conflicts of Interest and (A) no current or pending lawsuits, claims or arbitrations filed against or involving Employee or any trust or vehicle owned or controlled by Employee.
(ii)    Promptly (and in any event, within three (3) Business Days) upon becoming aware of (A) any actual or potential Conflict of Interest or (A) any lawsuit, claim or arbitration filed against or involving Employee or any trust or vehicle owned or controlled by Employee, in each case, Employee shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Board.
(iii)    A “Conflict of Interest” shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for and to any member of the Company Group.
(b)    License to Practice Law.
(i)    Employee hereby represents and warrants that as of the Effective Date Employee is licensed to practice law in the State of Texas, is in good standing with the State Bar of Texas, and is not subject to any disciplinary proceedings.
(ii)    Promptly (and in any event, within three (3) Business Days) upon becoming aware that (A) Employee’s license to practice law in the State of Texas has been or will be revoked or suspended or (A) Employee has become subject to a disciplinary proceeding with the State Bar of Texas, Employee shall disclose such information to the Board.
8.    Confidentiality. In the course of Employee’s employment with the Company and any other member of the Company Group and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and will have access to, Confidential Information (as defined in Section 8(d)). In consideration of Employee’s receipt and access to such Confidential Information, and as a condition of Employee’s employment, Employee shall comply with this Section 8.
(a)    Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Employee recognizes the attorney-client privilege that exists between Employee and each member of the Company Group, which protects communications between Employee and each member of the Company Group and understands that nothing herein shall constitute a waiver of such privilege by any member of the Company Group. Further, Employee agrees to maintain all applicable attorney-client and attorney work product privileges that apply as a result of his employment under this Agreement. Employee shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 8(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by or affiliated with any member of the Company Group.
(b)    Notwithstanding any provision of Section 8(a) to the contrary, Employee may make the following disclosures and uses of Confidential Information:
(i)    disclosures to other employees of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;
(ii)    disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties under this Agreement and is in the best interests of the Company Group;
(iii)    disclosures and uses that are approved in writing by the Board; or
(iv)    disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group, and (y) agreed in writing to abide by the terms of a confidentiality agreement.
(c)    Upon the expiration of the Employment Period, and at any other time upon request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device, or other equipment) in Employee’s possession, custody, or control and Employee shall not retain any such documents or other materials or property of the Company Group. Within ten (10) days of any such request, Employee shall certify to the Company in writing that all such documents, materials, and property have been returned to the Company.
(d)    All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries, and inventions, whether patentable or not, that are conceived, made, developed, or acquired by or disclosed to Employee, individually or in conjunction with others, during the period that Employee is employed by any member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products, or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models, and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions, and other similar forms of expression are and shall be the sole and exclusive property of the applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (i) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (i) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.
(e)    Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (i) responding to any inquiry or legal process directed to Employee from any such governmental authority; (i) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (i) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (1) solely for the purpose of reporting or investigating a suspected violation of law; (A) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (A) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.
9.    Non-Competition; Non-Solicitation.
(a)    The Company shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of (i) the Company providing Employee with access to Confidential Information, (i) the Company granting certain equity awards to Employee pursuant to the Plan concurrent with effectiveness of this Agreement, and (i) as an express incentive for the Company to enter into this Agreement and employ Employee, Employee has voluntarily agreed to the covenants set forth in this Section 9. Employee agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill, and legitimate business interests.
(b)    During the Prohibited Period, Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:
(i)    engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Employee from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area or (A) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Employee’s duties or responsibilities are the same as or similar to the duties or responsibilities that Employee had on behalf of any member of the Company Group; or
(ii)    appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;

(c)    During the Prohibited Period Employee shall not, without prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:
(i)    solicit, canvass, approach, encourage, entice, or induce any customer or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or
(ii)    solicit, canvass, approach, encourage, entice, or induce any employee or contractor of any member of the Company Group to terminate his, her, or its employment or engagement with any member of the Company Group.
(d)    Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 8 and in this Section 9, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.
(e)    The covenants in this Section 9, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.
(f)    The following terms shall have the following meanings:
(i)    “Business” shall mean the business and operations that are the same or substantially similar to those performed by the Company and any other member of the Company Group for which Employee provides services or about which Employee obtains Confidential Information during the Employment Period, which business and operations include hydraulic fracturing services, cementing and acidizing operations, coiled tubing operations, flowback-control and methanol pumping equipment rentals, and pre-set surface drilling services.

(ii)    “Business Opportunity” shall mean any commercial, investment, or other business opportunity relating to the Business.
(iii)    “Market Area” shall mean a one hundred mile radius surrounding any location at which any member of the Company Group operates.
(iv)    “Prohibited Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing for a period of twelve (12) months following the date that Employee is no longer employed by any member of the Company Group.
(g)    Nothing in this Section 9 shall be interpreted or applied in a manner to prevent or restrict Employee from practicing law, as it is the intent of this Section 9 to create certain limitations on Employee’s business activities only, and not to create limitations that would restrict Employee from practicing law. Employee acknowledges and agrees that, both before and after the Termination Date, Employee shall be bound by all ethical and professional obligations (including those with respect to conflicts and confidentiality) that arise from Employee’s provision of legal services to, and acting as legal counsel for, the Company and, as applicable, the other members of the Company Group.
10.    Ownership of Intellectual Property. Employee agrees that the Company shall own, and Employee shall (and hereby does) assign, all right, title, and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas, and information authored, created, contributed to, made, or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with any member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation, or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (a) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities, or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company. All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with any member of the Company Group and in the scope of Employee’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Employee shall perform, during, and after the period in which Employee is or has been employed by or affiliated with any member of the Company Group, all acts deemed necessary by the Company to assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (i) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (i) in other legal proceedings related to the Company Intellectual Property.
11.    Arbitration.
(a)    Subject to Section 11(b), any dispute, controversy, or claim between Employee and any member of the Company Group arising out of or relating to this Agreement or Employee’s employment or engagement with any member of the Company Group (“Disputes”) will be finally settled by arbitration in Midland County, Texas in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 11 shall be private, and shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony, and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony, and evidence requested by the Arbitrator), and (i) grant injunctive relief and enforce specific performance. All Disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties, and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The party whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs associated with such arbitration and associated judgment.
(b)    Notwithstanding Section 11(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 8 through 10; provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 11.
(c)    By entering into this Agreement and entering into the arbitration provisions of this Section 11, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(d)    Nothing in this Section 11 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award or (i) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 11 precludes Employee from filing a charge or complaint with a federal, state or other governmental administrative agency.
12.    Defense of Claims. During the Employment Period and thereafter, upon request from the Company, Employee shall cooperate with the Company Group, at the Company Group’s expense, in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility.
13.    Withholdings; Deductions. The Company Group may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local, and other taxes as may be required pursuant to any law or governmental regulation or ruling and (a) any deductions consented to in writing by Employee.
14.    Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define, or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements, and instruments refer to such laws, regulations, contracts, documents, agreements, and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder”, and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Unless the context requires otherwise, the word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
15.    Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 11 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum, and venue of the state and federal courts (as applicable) located in Midland County, Texas.
16.    Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended only by a written instrument executed by both parties hereto.
17.    Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.
18.    Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase, or otherwise) all or substantially all of the equity, assets or businesses of the Company.
19.    Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (a) when sent by facsimile transmission (with confirmation of transmission) on a Business Day to the number set forth below, if applicable; provided, however, that if a notice is sent by facsimile transmission after normal business hours of the recipient or on a non-Business Day, then it shall be deemed to have been received on the next Business Day after it is sent, (a) on the first Business Day after such notice is sent by express overnight courier service, or (a) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:
If to the Company, addressed to:

ProPetro Holding Corp.
1706 Midkiff, Bldg. B
Midland, Texas 79107
If to Employee, addressed to:

Newton W. Wilson III

1403 Community Lane
Midland, Texas 79701
20.    Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.
21.    Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; (a) from the Board; and (a) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity, or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.
22.    Section 409A.
(a)    Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.
(b)    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made no later than the last day of Employee’s taxable year following the taxable year in which such expense was incurred by Employee, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
(c)    Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (i) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
23.    Effect of Termination. The provisions of Sections 6, 8-13 and 21 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and any member of the Company Group.
24.    Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 7, 8, 9, 10, 11, and 21 and shall be entitled to enforce such obligations as if a party hereto.
25.    Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EMPLOYEE

/s/ Newton W. Wilson III
Newton W. Wilson III

PROPETRO HOLDING CORP.

By:    /s/ Dale Redman
Name: Dale Redman___________________
Title: Chief Executive Officer____________

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    EMPLOYMENT AGREEMENT